EXHIBIT 99.1
                                                          ------------
                  [LETTERHEAD OF FRANCIS AND COMPANY, CPAS]

                      Report of Independent Accountants
                      ---------------------------------


Board of Directors
Rivoli Bank and Trust.
Macon, Georgia

	We have audited the accompanying balance sheets of Rivoli Bank and Trust (the "Bank") as of December 31, 2001 and 2000, and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

	We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

	In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rivoli Bank and Trust at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with generally accepted accounting principles.

                            /s/ Francis and Company, CPAs

Atlanta, Georgia
March 7, 2002



                                 RIVOLI BANK AND TRUST
                                     MACON, GEORGIA
                                     BALANCE SHEETS


                                 ASSETS
                                 ------              As of December 31,
                                                    2001            2000
                                                    ----            ----
Cash and due from banks                       $   4,801,347   $   3,388,635
Federal funds sold                                2,861,000       2,950,000
                                              -------------   -------------
  Total cash and cash equivalents             $   7,662,347   $   6,338,635
Securities:
 Available-for-sale, at fair value               22,470,156      15,116,247
Loans, net                                       84,659,925      72,960,860
Property and equipment, net                       3,863,577       4,034,202
Other assets                                      1,298,413       1,092,991
                                              -------------   -------------
  Total Assets                                $ 119,954,418   $  99,542,935
                                              =============   =============

                    LIABILITIES AND SHAREHOLDERS' EQUITY
                    -------------------------------------

Liabilities:
-----------
Deposits
  Non-interest bearing deposits               $  16,275,540   $  12,303,723
  Interest bearing deposits                      83,911,277      71,601,682
                                              -------------   -------------
       Total deposits                         $ 100,186,817   $  83,905,405
Federal funds purchased                             -  -          1,700,000
FHLB borrowings                                  10,000,000       5,000,000
Other liabilities                                 1,267,561       1,422,178
                                              -------------   -------------
  Total Liabilities                           $ 111,454,378   $  92,027,583
                                              -------------   -------------

Commitments and Contingencies
-----------------------------

Shareholders' Equity:
--------------------
Common stock, $5.00 par value,
   10.0 million shares authorized;
   754,488 (2001) and 754,308 (2000)
   shares issued and outstanding              $   3,772,440   $   3,771,540
Paid-in-capital                                   3,777,780       3,776,175
Retained earnings/(deficit)                         696,365        (104,139)
Accumulated other comprehensive income              253,455          71,776
                                              -------------   -------------
   Total Shareholders' Equity                 $   8,500,040   $   7,515,352
                                              -------------   -------------
   Total Liabilities
    and Shareholders' Equity                  $ 119,954,418   $  99,542,935
                                              =============   =============

                  Refer to notes to the financial statements



                            RIVOLI BANK AND TRUST
                                MACON, GEORGIA
                             STATEMENTS OF INCOME

                                                Years Ended December 31,
                                       ----------------------------------------
                                            2001          2000          1999
                                            ----          ----          ----
Interest Income
---------------
 Interest and fees on loans            $  7,128,502  $  5,666,484  $  3,627,898
 Interest on investment securities        1,147,707       902,177       665,431
 Interest on federal funds sold             316,562       224,601       176,154
                                       ------------  ------------  ------------
    Total interest income              $  8,592,771  $  6,793,262  $  4,469,483
Interest Expense
----------------
 Interest on deposits and borrowings      4,232,457     3,449,950     2,077,263
                                       ------------  ------------  ------------
Net interest income                    $  4,360,314  $  3,343,312  $  2,392,220
Provision for possible loan losses          385,000       365,000       300,000
                                       ------------  ------------  ------------
Net interest income after
  provision for possible loan losses   $  3,975,314  $  2,978,312  $  2,092,220
                                       ------------  ------------  ------------

Other Income:
------------
  Gain on sale of securities           $     20,300  $    -  -     $    -  -
  Service fees on deposit accounts          470,236       285,765       236,302
  Rental income                             257,434       183,849       153,040
  Miscellaneous, other                       89,269        83,457        68,044
                                       ------------  ------------  ------------
      Total other income               $    837,239  $    553,071  $    457,386
                                       ------------  ------------  ------------

Other Expenses:
--------------
  Salaries and benefits                $  1,694,893  $  1,353,871  $    985,038
  Data processing and ATM                   369,196       359,024       152,017
  Advertising & public relations            151,297       162,443       198,657
  Depreciation & amortization               264,437       260,098       207,388
  Professional fees                         200,094       238,945       121,411
  Utilities & maintenance                   193,929       181,046       128,931
  Other operating expenses                  697,603       607,399       430,638
                                       ------------  ------------  ------------
     Total other expenses              $  3,571,449  $  3,162,826  $  2,224,080
                                       ------------  ------------  ------------

Income before income taxes             $  1,241,104  $    368,557  $    325,526
Income taxes                                440,600        35,300       -  -
                                       ------------  ------------  ------------
Net income                             $    800,504  $    333,257  $    325,526
                                       ============  ============  ============

Basic earnings per share               $       1.06  $        .44  $        .43
                                       ============  ============  ============

Diluted earnings per share             $       1.02  $        .42  $        .42
                                       ============  ============  ============

                   Refer to notes to the financial statements.



                            RIVOLI BANK AND TRUST
                                MACON, GEORGIA
                STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

                                                       Accumulated
                                                          Other
              Number                 Paid                Compre-     Total
                Of      Common       -in-      Retained  hensive  Shareholders'
              Shares    Stock       Capital    (Deficit) Income      Equity
              ------   ---------    -------    --------  ------      ------

Balance,
December 31,
  1998         739,220 $3,696,100 $3,662,832 $ (578,122)$  17,571  $ 6,798,381
               -------  ---------  ---------  ---------  --------   ----------
Comprehensive income:
Net income,
 1999           -  -       -  -       -  -      325,526    -  -        325,526
Unrealized loss,
 securities     -  -       -  -       -  -       -  -    (245,464)    (245,464)
               -------  ---------  ---------  ---------  --------   ----------
Total
 comprehensive
 income         -  -       -  -       -  -      325,526  (245,464)      80,062

Stock
 dividend (2%)  14,784     73,920    110,880   (184,800)   -  -         -  -
               -------  ---------  ---------  ---------  --------   ----------

Balance,
 December 31,
 1999          754,004 $3,770,020 $3,773,712 $ (437,396)$(227,893) $ 6,878,443
               -------  ---------  ---------  ---------  --------   ----------

Comprehensive income:
Net income,
 2000           -  -       -  -       -  -      333,257    -  -        333,257
Unrealized gain,
 Securities     -  -       -  -       -  -       -  -     299,669      299,669
               -------  ---------  ---------  ---------  --------   ----------
Total
 comprehensive
 income         -  -       -  -       -  -      333,257   299,669      632,926

Exercise
 of stock
 options           304      1,520      2,463     -  -      -  -          3,983
               -------  ---------  ---------  ---------  --------   ----------

Balance,
 December 31,
 2000          754,308 $3,771,540 $3,776,175 $ (104,139)$  71,776  $ 7,515,352
               -------  ---------  ---------  ---------  --------   ----------

Comprehensive income:
Net income,
 2001           -  -       -  -       -  -      800,504    -  -        800,504
Unrealized gain,
 Securities     -  -       -  -       -  -       -  -     181,679      181,679
               -------  ---------  ---------  ---------  --------   ----------
Total
 Comprehensive
 Income         -  -       -  -       -  -      800,504   181,679      982,183

Exercise
 of stock
 options           180        900      1,605     -  -      -  -          2,505
               -------  ---------  ---------  ---------  --------   ----------

Balance,
 December 31,
 2001          754,488 $3,772,440 $3,777,780 $  696,365 $ 253,455  $ 8,500,040
               ======= ========== ========== ========== =========  ===========

                  Refer to notes to the financial statements.



                              RIVOLI BANK AND TRUST
                                  MACON, GEORGIA
                             STATEMENTS OF CASH FLOWS


                                                Years Ended December 31,
                                       ----------------------------------------
                                            2001          2000          1999
                                            ----          ----          ----
Cash flows from operating activities:
------------------------------------
  Net income                           $    800,504  $    333,257  $    325,526
  Adjustments to reconcile net
  income to net cash provided by
  operating activities:
      Provisions for loan losses            385,000       365,000       300,000
      Depreciation                          264,437       226,912       193,892
      Net amortization
      of premiums on securities              41,783       (13,817)       64,665
      (Gain) on sale of securities          (20,300)       -  -          -  -
(Increase) in receivables
 and other assets                          (205,422)     (326,255)     (316,897)
(Decrease) in payables
 and other liabilities                     (154,617)      783,230       335,146
                                       ------------  ------------  ------------
Net cash provided
 by operating activities               $  1,111,385  $  1,368,327  $    902,332
                                       ------------  ------------  ------------

Cash flows from investing activities:
------------------------------------
   Proceeds from sale of securities    $  2,557,188  $     -  -    $     -  -
   Paydown calls
    and maturing securities               9,509,099     2,520,529     2,391,902
   Purchase of securities               (19,260,000)   (4,870,368)   (4,045,751)
   (Increase) in loans, net             (12,084,065)  (30,534,813)  (15,698,291)
   Purchase of premises and equipment       (93,812)     (566,086)     (204,923)
                                       ------------  ------------  ------------
Net cash used in investing activities  $(19,371,590) $(33,450,738) $(17,557,063)
                                       ------------  ------------  ------------

Cash flows from financing activities:
------------------------------------
   Exercise of options                 $      2,505  $      3,983  $     -  -
   Increase in deposits                  16,281,412    25,026,648    18,142,501
   Increase in borrowings                 3,300,000     6,700,000        -  -
                                       ------------  ------------  ------------
Net cash provided
 by financing activities               $ 19,583,917  $ 31,730,631  $ 18,142,501
                                       ------------  ------------  ------------

Net increase in cash
 and cash equivalents                  $  1,323,712  $   (351,780) $  1,487,770
Cash and cash equivalents,
 beginning of period                      6,338,635     6,690,415     5,202,645
                                       ------------  ------------  ------------
Cash and cash equivalents, end of year $  7,662,347  $  6,338,635  $  6,690,415
                                       ============  ============  ============

Supplemental Information:

Income taxes paid                      $    542,163  $    108,475  $     -  -
                                       ============  ============  ============

Interest paid                          $  4,161,777  $  3,070,476  $  1,841,267
                                       ============  ============  ============

                     Refer to notes to the financial statements



                              RIVOLI BANK AND TRUST
                                  MACON, GEORGIA
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE 1 - ORGANIZATION OF THE BUSINESS

	Rivoli Bank and Trust, Macon, Georgia, was incorporated on
September 17, 1996 to provide a full range of banking services, such as deposit and loan products, to residents and businesses of Bibb County, Georgia. Subject to certain limitations imposed by the Federal Deposit Insurance Corporation (the "FDIC"), Bank deposits are each insured up to $100,000 by the FDIC. The Bank commenced operations on June 12, 1997, and as of December 31, 2001 it had two banking facilities in Macon, Bibb County, Georgia.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

	BASIS OF ACCOUNTING. The accounting and reporting policies of the Bank conform to generally accepted accounting principles and to general practices in the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and income and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosure proceedings.

	RECLASSIFICATION. Certain prior year amounts have been reclassified to conform to the current year presentation. Such reclassifications had no impact on net income or shareholders' equity.

	CASH AND DUE FROM BANKS. The Bank maintains deposit relationships with other banks which deposits amounts, at times, may exceed federally insured limits. The Bank has never experienced any material losses from such deposit relationships.

     INVESTMENT SECURITIES. Investment securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Investment securities held for current resale are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings. Investment securities not classified either as securities held-to-maturity or trading securities are classified as available-for-sale and reported at fair value; net unrealized gains or losses (net of related taxes) are excluded from earnings and are reported as accumulated other comprehensive income/(loss) within shareholders' equity. The classification of investment securities as held-to-maturity, trading or available-for-sale is determined at the date of purchase.

     Realized gains and losses from sales of investment securities are determined based upon the specific identification method. Premiums and discounts are recognized in interest income using the level-yield method over the period to maturity.

     Management periodically evaluates investment securities for other than temporary declines in value and records losses, if any, through an adjustment to earnings.

     LOANS, INTEREST AND FEE INCOME ON LOANS. Loans are reported at their outstanding principal balance adjusted for charge-off, unearned discount, unamortized loan fees and the allowance for possible loan losses. Interest income is recognized over the term of the loan based on the principal amount outstanding. Non-refundable loan fees are taken into income to the extent they represent the direct cost of initiating a loan; the amount in excess of direct costs is deferred and amortized over the expected life of the loan.

     Accrual of interest on loans is discontinued either when (i) reasonable doubt exists as to the full or timely collection of interest or principal or when (ii) a loan becomes contractually past due by 90 days or more with respect to interest or principal. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Loans are returned to accruing status only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

     Impaired loans are: (i) non-performing loans that have been placed on nonaccrual status; and (ii) loans which are performing according to all contractual terms of the loan agreement, but may have substantive indication of potential credit weakness. Accounting standards require impaired loans to be measured based on: (a) the present value of expected future cash flows discounted at the loan's original effective interest rate; or (b) the loan's observable market price; or (c) the fair value of the collateral if the loan is collateral dependent.

	ALLOWANCE FOR LOAN LOSSES.   The allowance for loan losses (the
"Allowance") represents management's estimate of probable losses inherent in the loan portfolio. The Allowance is established through provisions charged to operations. Loans deemed to be uncollectible are charged against the Allowance, and subsequent recoveries, if any, are credited to the Allowance.
The adequacy of the Allowance is based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy of underlying collateral, changes in the nature and volume of the loan portfolio, review of specific problem loans, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. The evaluation for the adequacy of the Allowance is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's Allowance. Such agencies may require the Bank to recognize additions to the Allowance based on their judgments about information available to them at the time of their examination.

	PROPERTY AND EQUIPMENT. Building, furniture, and equipment are stated at cost, net of accumulated depreciation. Land is carried at cost. Depreciation is computed using the straight line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in income from operations.

     OTHER REAL ESTATE. Other real estate represents property acquired through foreclosure proceedings. Other real estate is carried at the lower of: (i) cost; or (ii) fair value less estimated selling costs. Fair value is determined on the basis of current appraisals, comparable sales and other estimates of value obtained principally from independent sources. Any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is treated as a loan loss and charged against the allowance for loan losses. Gain or loss on the sale of the property and any subsequent adjustments to reflect changes in fair value of the property are reflected in the income statement. Recoverable costs relating to the development and improvement of the property are capitalized whereas routine holding costs are charged to expense.

	INCOME TAXES.  Income tax expense consists of current and deferred
taxes.   Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized on the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

     Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards, and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

     STATEMENT OF CASH FLOWS. For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased or sold for one day periods.

	STOCK OPTIONS. There are two major accounting standards that address the accounting for stock options/warrants. Entities are allowed to freely choose between the two distinct standards. The first standard, APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") measures stock options/warrants by the intrinsic value method. Under the above method, if the exercise price is the same or above the quoted market price at the date of grant, no compensation expense is recognized. The second standard, SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), may recognize a compensation expense even in cases where the exercise price is the same or above the quoted market price. SFAS 123 takes into account the time value of the options/warrants; that is, the value of being able to defer a decision on whether or not to exercise the option/warrants until the expiration date. The Bank follows the accounting standards of APB 25. Had the Bank followed the accounting standards of SFAS 123, net income for the years ended December 31, 2001, 2000 and 1999 would have been reduced by $46,162, $45,164 and $37,094, respectively. On a per share basis, basic and diluted earnings per share would each have been reduced by $.06 for each of the calendar years 2001 and 2000. For the year ended December 31, 1999, basic and diluted earnings per share would each have been reduced by $.05.

     EARNINGS PER SHARE ("EPS"). The Bank adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 establishes standards for computing and presenting EPS. Because the Bank has a complex capital structure, it is required to report: (i) basic EPS; and (ii) diluted EPS. Basic EPS is defined as the amount of earnings available to each share of common stock outstanding during the reporting period. Diluted EPS is defined as the amount of earnings available to each share of common stock outstanding during the reporting period and to each share that would have been outstanding assuming the issuance of common stock for all dilutive potential common stock outstanding during the reporting period.

	The following is a reconciliation of net income (the numerator) and the weighted average shares outstanding (the denominator) used in determining basic and diluted EPS for each of the following periods:

                                  Year Ended December 31, 2001
                        --------------------------------------------------
                               Basic EPS                Diluted EPS
                               ---------                -----------
                        Numerator  Denominator      Numerator  Denominator
                        ---------  -----------      ---------  -----------
Net income             $  800,504        -  -       $  800,504       -  -
Weighted average shares      - -      754,488             - -      754,488
Dilutive options             - -         - -              - -       31,329
                        ---------   ---------        ---------   ---------
   Totals              $  800,504     754,488       $  800,504     785,817
                        =========   =========        =========   =========

EPS                             $1.06                        $1.02
                                 ====                         ====

                                  Year Ended December 31, 2000
                        --------------------------------------------------
                               Basic EPS                Diluted EPS
                               ---------                -----------
                        Numerator  Denominator      Numerator  Denominator
                        ---------  -----------      ---------  -----------
Net income             $  333,257        -  -       $  333,257       -  -
Weighted average shares      - -      754,080             - -      754,080
Dilutive options             - -         - -              - -       30,162
                        ---------   ---------        ---------   ---------
   Totals              $  333,257     754,080       $  333,257     784,242
                        =========   =========        =========   =========

EPS                             $.44                         $.42
                                 ===                          ===

                                  Year Ended December 31, 1999
                        --------------------------------------------------
                               Basic EPS                Diluted EPS
                               ---------                -----------
                        Numerator  Denominator      Numerator  Denominator
                        ---------  -----------      ---------  -----------
Net income             $  325,526        -  -       $  325,526       -  -
Weighted average shares      - -      754,004             - -      754,004
Dilutive options             - -         - -              - -       25,995
                        ---------   ---------        ---------   ---------
   Totals              $  325,526     754,004       $  325,526     779,999
                        =========   =========        =========   =========

EPS                             $.43                         $.42
                                 ===                          ===

     RECENT ACCOUNTING PRONOUNCEMENTS. 	Statement of Financial Accounting
Standards No. 141, "Business Combinations", ("FASB 141") addresses financial accounting and reporting for business combinations and supersedes both APB Opinion No. 16, "Business Combinations", and FASB Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises". All business combinations in the scope of FASB 141 are to be accounted for using one method - the purchase method. The provisions of FASB 141 apply to all business combinations initiated after June 30, 2001. The adoption of FASB 141 is not expected to have a material impact on the financial position or results of operations of the Bank.

	Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", ("FASB 142") addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets". FASB 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. FASB 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. FASB 142 is effective for fiscal years beginning after December 15, 2001. The adoption of FASB 142 is not expected to have a material impact on the financial position or results of operations of the Bank.

	Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations", ("FASB 143") addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. FASB 143 applies to all entities. FASB 143 also applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of leases. FASB 143 amends FASB Statement No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies". FASB 143 is effective for fiscal years beginning after December 15, 2002. The adoption of FASB 143 is not expected to have a material impact on the financial position or results of operations of the Bank.

	Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", ("FASB 144") addresses financial accounting and reporting for the impairment or disposal of long-lived assets. FASB 144 supersedes both FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operation - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a Segment of a business (as previously defined in that opinion). FASB 144 also amends ARB No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely temporary. The provisions of FASB 144 are required to be applied with fiscal years beginning after December 15, 2001. Adoption of FASB 144 is not expected to have a material impact on the financial position or results of operations of the Bank.


NOTE 3 - FEDERAL FUNDS SOLD

	  The Bank is required to maintain legal cash reserves computed by applying prescribed percentages to its various types of deposits. When the Bank's cash reserves are in excess of the required amount, the Bank may lend the excess to other banks on a daily basis. At December 31, 2001 and 2000, the Bank sold $2,861,000 and $2,950,000, respectively, to other banks through the federal funds market.


NOTE 4 - SECURITIES AVAILABLE-FOR-SALE

	The amortized costs and estimated market values of securities available-for-sale as of December 31, 2001 follow:

                                             Gross
                                           Unrealized
                          Amortized        ----------         Estimated
Description                  Costs       Gains    Losses    Market Values
-----------               -----------    -----    ------    -------------
U.S. Agency securities   $ 11,705,824  $454,233  $  -  -    $ 12,160,057
Mortgage pools              6,354,049    19,453   (36,604)     6,336,898
Municipal securities        2,997,951     -  -    (54,100)     2,943,851
Equity securities             522,402     6,948     -  -         529,350
FHLB stock                    500,000     -  -      -  -         500,000
                         ------------  --------  --------   ------------
Total securities         $ 22,080,226  $480,634  $(90,704)  $ 22,470,156
                         ============  ========  ========   ============

	Banks that are members of the Federal Home Loan Bank are required to hold FHLB stock. Since no ready market exists for FHLB stock, it is reported at cost.

	The amortized costs and estimated market values of securities available-for-sale as of December 31, 2000 follow:

                                             Gross
                                           Unrealized
                          Amortized        ----------         Estimated
Description                  Costs       Gains    Losses    Market Values
-----------               -----------    -----    ------    -------------
U.S. Agency securities   $ 13,005,258  $181,731  $(43,511)  $ 13,143,478
Mortgage pools              1,147,362     -  -    (18,593)     1,128,769
CDs at other banks            594,000     -  -      -  -         594,000
FHLB stock                    250,000     -  -      - -          250,000
                         ------------  --------  --------   ------------
Total securities         $ 14,996,620  $181,731  $(62,104)  $ 15,116,247
                         ============  ========  ========   ============

     The amortized costs and estimated market values of securities available-for-sale at December 31, 2001, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Amortized         Estimated
                                           Costs         Market Values
                                        -----------      -------------
	Due in one year or less           $   498 901      $   517,500
	Due after one through five years   10,473,440       10,889,686
	Due after five through ten years    3,727,687        3,754,844
      Due over ten years                  6,880,198        6,808,126
      No maturity                           500,000          500,000
                                        -----------      -----------
	    Total securities              $22,080,226      $22,470,156
                                        ===========      ===========

	During calendar year 2001, proceeds from the sale of securities amounted to $2,557,188. The Bank recognized a $20,300 gain from the sale of those securities. No security was sold during the calendar years 2000 and 1999.

     As of December 31, 2001 and 2000, securities with par values of $11,100,000 and $5,910,000, respectively, were pledged as collateral to secure public funds, repurchase agreements, and for other purposes required or permitted by law.


NOTE 5 - LOANS

	The composition of net loans by major loan category, as of December 31, 2001 and 2000 follows:

                                                        December 31,
                                              -----------------------------
                                                   2001            2000
                                                   ----            ----
	Commercial, financial, agricultural     $  39,818,315   $  40,028,690
	Real estate - construction                 15,386,635      10,819,433
	Real estate - mortgage                     22,238,395      15,394,957
	Installment                                 8,522,039       7,688,399
                                              -------------   -------------
	Loans, gross                            $  85,965,384   $  73,931,479
	Deduct:
	 Allowance for loan losses                 (1,305,459)       (970,619)
                                              -------------   -------------
	    Loans, net                          $  84,659,925   $  72,960,860
                                              =============   =============

	The Bank considers impaired loans to include all restructured loans, loans on which the accrual of interest had been discontinued and all other loans which are performing according to the loan agreement, but may have substantive indication of potential credit weakness. At December 31, 2001 and 2000, the total recorded investment in impaired loans, all of which had allowances determined in accordance with FASB Statements No. 114 and No. 118, amounted to approximately $2,792,104 and $1,017,154, respectively. The average recorded investment in impaired loans amounted to approximately $1,811,360 and $1,266,411 for the years ended December 31, 2001 and 2000, respectively. The allowance for loan losses related to impaired loans amounted to approximately $258,000 and $126,000 at December 31, 2001 and 2000, respectively. Interest income recognized on impaired loans for the years ended December 31, 2001 and 2000 amounted to $158,254 and $97,312, respectively. The amount of interest recognized on impaired loans using the cash method of accounting was not material for the years ended December 31, 2001 and 2000. The Bank has no commitments to lend additional funds to borrowers whose loans have been modified.


NOTE 6 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

	The allowance for possible loan losses is a valuation reserve available to absorb future loan charge-offs. The allowance is increased by provisions charged to operating expenses and by recoveries of loans which were previously written-off. The allowance is decreased by the aggregate loan balances, if any, which were deemed uncollectible during the year.

     Individual consumer loans are predominantly undersecured, and the allowance for possible losses associated with these loans has been established accordingly. The majority of the non-consumer loan categories are generally secured by real-estate, receivables, inventory, machinery, equipment, or financial instruments. The amount of collateral obtained is based upon management's evaluation of the borrower.


     Activity within the allowance for loan losses account for the years ended December 31, 2001, 2000 and 1999 follows:

                                                  December 31,
                                   -------------------------------------
                                        2001         2000         1999
                                        ----         ----         ----
Balance, beginning of year         $   970,619  $   691,584  $   457,898
Add:  Provision for loan losses        385,000      365,000      300,000
Add:  Recoveries of previously
      charged off amounts               35,503        6,871          931
                                   -----------  -----------  -----------
   Total                           $ 1,391,122  $ 1,063,455  $   758,829
Deduct: Amount charged-off             (85,663)     (92,836)     (67,245)
                                   -----------  -----------  -----------
Balance, end of year               $ 1,305,459  $   970,619  $   691,584
                                   ===========  ===========  ===========


NOTE 7 - PROPERTY AND EQUIPMENT

	Building, furniture, and equipment are stated at cost less accumulated depreciation. Land is stated at cost. Components of property and equipment included in the balance sheets at December 31, 2001 and 2000 follow:

                                                   December 31,
                                            -------------------------
                                                2001          2000
                                                ----          ----
	Land                                  $   722,161   $   722,161
	Buildings                               3,029,738     2,913,725
	Furniture, equipment                      975,266       997,467
                                            -----------   -----------
	  Property and equipment, gross       $ 4,727,165   $ 4,633,353
	Deduct:
	 Accumulated depreciation                (863,588)     (599,151)
                                            -----------   -----------
	    Property and equipment, net       $ 3,863,577   $ 4,034,202
                                            ===========   ===========

	Depreciation expense for the years ended December 31, 2001, 2000 and 1999 amounted to $264,437, $226,912 and $193,893, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

               Type of Asset        Life in Years  Depreciation Method
               -------------        -------------  -------------------
         Furniture and equipment       3 to 7        Straight-line
         Building                        39          Straight-line



NOTE 8 - COMMITMENTS AND CONTINGENCIES

	In the normal course of business, there are various outstanding commitments to extend credit in the form of unused loan commitments and standby letters of credit that are not reflected in the consolidated financial statements. Since commitments may expire without being exercised, these amounts do not necessarily represent future funding requirements. The Bank uses the same credit and collateral policies in making commitments as those it uses in making loans.

	At December 31, 2001 and 2000, the Bank had unused loan commitments of approximately $14.2 million and $13.3 million, respectively. Additionally, standby letters of credit of approximately $201,000 and $1,137,000 were outstanding at December 31, 2001 and 2000, respectively. The majority of these commitments are collateralized by various assets. No material losses are anticipated as a result of these transactions.

	The Bank is subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the financial position of the Bank.

	Please refer to Note 14 concerning stock options earned by directors and employees of the Bank.


NOTE 9 - DEPOSITS

	The following details deposit accounts at December 31, 2001 and 2000:

                                                   December 31,
                                            -------------------------
                                                2001          2000
                                                ----          ----
     Non-interest bearing deposits         $ 16,275,540  $ 12,303,723
     Interest bearing deposits:
        NOW accounts                          9,346,041     4,478,491
        Money market accounts                41,277,839    36,056,588
        Savings                               1,113,303       553,009
        Time, less than $100,000             25,811,191    24,442,865
        Time, $100,000 and over               6,362,903     6,070,729
                                           ------------  ------------
         Total deposits                    $100,186,817  $ 83,905,405
                                           ============  ============

	At December 31, 2001, the scheduled maturities of all certificates of deposit were as follows:

                     Year Ended
                     December 31,           Amount
                     ------------           ------
                        2002             $ 27,361,257
                        2003                4,100,107
                        2004                  544,161
                        2005                  122,708
                        2006                   45,861
                                         ------------
                        Total            $ 32,174,094
                                         ============


NOTE 10 - FHLB BORROWINGS

	Borrowings from FHLB totaled $10,000,000 and $5,000,000 at December 31, 2001 and 2000, respectively. Below are additional details concerning these borrowings:

         Outstanding Borrowings              Possible
               December 31,                  Interest
           ------------------               Adjustment   Principal  Maturity
            2001          2000     Rate        Date      Amortizing   Date
            ----          ----     ----  --------------- ----------   ----
        $ 5,000,000   $    -  -    4.85%     Quarterly      No      1-03-2011
          5,000,000     5,000,000  5.92%     Quarterly      No      3-17-2010
        -----------   -----------
Total   $10,000,000   $ 5,000,000
        ===========   ===========

	Borrowings from FHLB are secured by U.S. Agency securities with an aggregate par value of $9,872,100 and $5,500,000 at December 31, 2001 and 2000, respectively. In addition, the above borrowings were also secured by FHLB stock carried on the Bank's balance sheet at $500,000 and $250,000 as of December 31, 2001 and 2000, respectively.



NOTE 11 - INTEREST ON DEPOSITS AND BORROWINGS

	A summary of interest expense for the years ended December 31, 2001, 2000 and 1999 is detailed below:

                                                       December 31,
                                          -------------------------------------
                                              2001         2000         1999
                                              ----         ----         ----
      Interest on NOW accounts            $    89,034  $    64,710  $    39,748
      Interest on money market accounts     1,381,761    1,600,160    1,092,200
      Interest on savings accounts             19,239       11,738        7,560
      Interest on CDs under $100,000        1,766,859    1,250,786      835,638
      Interest on CDs $100,000 and over       424,412      275,570       92,875
      Interest on FF purchased and repos          806       11,784        9,242
      Interest on FHLB borrowings             550,346      235,202       -  -
                                          -----------  -----------  -----------
        Total interest expense           $ 4,232,457  $ 3,449,950  $ 2,077,263
                                          ===========  ===========  ===========


NOTE 12 - OTHER OPERATING EXPENSES

	A summary of other operating expenses for the years ended December 31, 2001, 2000 and 1999 follows:
                                                       December 31,
                                          -------------------------------------
                                              2001         2000         1999
                                              ----         ----         ----
      Telephone and postage               $    96,808  $    80,599  $    77,540
      Supplies and printing                    93,481      104,648       70,519
      Taxes and insurance                     126,113      106,880       86,681
      Rental expense                           47,801       47,942       48,621
      Correspondent charges                    54,984       40,265       27,047
      Regulatory assessments                   47,003       25,377       18,762
      All other operating expenses            231,413      201,688      101,468
                                          -----------  -----------  -----------
        Total other operating expenses    $   697,603  $   607,399  $   430,638
                                          ===========  ===========  ===========


NOTE 13 - INCOME TAXES

	As of December 31, 2001, 2000 and 1999, the Bank's provision for income taxes consisted of the following:
                                                       December 31,
                                          -------------------------------------
                                              2001         2000         1999
                                              ----         ----         ----
      Current                             $   440,600  $   210,140  $   192,614
      Deferred                                 -  -       (174,840)    (192,614)
                                          -----------  -----------  -----------
      Income tax expense                  $   440,600  $    35,300  $    -  -
                                          ===========  ===========  ===========

	The Bank's provision for income taxes differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes.  A reconciliation of federal statutory income taxes to the Bank's actual income tax provision follows for the years ended December 31, 2001,
2000 and 1999.
                                              2001         2000         1999
                                              ----         ----         ----
      Income taxes at statutory rate      $   421,975  $   125,309  $   110,679
	Change in valuation allowance            -  -        (88,847)    (113,161)
	Other                                    18,625       (1,162)       2,482
                                          -----------  -----------  -----------
	Income tax expense                  $   440,600  $    35,300  $    -  -
                                          ===========  ===========  ===========

     The tax effects of the temporary differences that comprise the net deferred tax asset at December 31, 2001 and 2000 and the net deferred tax liability at December 31, 1999 are presented below:

                                              2001         2000         1999
                                              ----         ----         ----
    Deferred tax assets:
      Allowance for loan losses           $   389,889  $   276,043  $   181,171
      Unrealized gain, securities            (136,476)     (47,850)    (117,399)
      Deferred liability, depreciation         (3,855)     (18,780)      (9,901)
      Valuation reserve                        -  -         -  -        (88,847)
                                          -----------  -----------  -----------
        Net deferred
        tax asset/(liability)             $   249,558  $   209,413  $   (34,976)
                                          ===========  ===========  ===========

	There was a net change in the valuation allowance during the calendar years 2000 and 1999. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projection for future taxable income over the periods which the temporary differences resulting in the deferred tax assets are deductible, management believes it is more likely than not that the Bank will realize the benefits of those deductible differences, net of the existing valuation allowance at December 31, 2001.


NOTE 14 - RELATED PARTY TRANSACTIONS

	STOCK OPTION PLANS. The Bank has a qualified plan and a non-qualified option plan, both approved in the 1998 annual shareholders' meeting.
Together, the two plans can award up to 153,000 stock options. Each option, when surrendered with a certain cash consideration, will be converted into one share of the Bank's common stock. During calendar year 2001, 8,700 stock options were granted, 1,500 of which vest over five years and the remaining 7,200 of which vest immediately. During calendar year 2000, 25,850 stock options were granted, 22,350 of which vest over five years and the remaining 3,500 vest immediately. During calendar year 1999, 13,800 stock options were granted, all of which vest over five years. The exercise price of the options granted in 1999, 2000, and 2001 range from $15.16 to $20.00 per option and the expiration date is ten years from the date of grant. During the calendar years 2001, 2000 and 1999, 5,500, 12,341 and 200 stock options, respectively, were forfeited. The following table summarizes the activities within the stock option plans for the years ended December 31, 2001, 2000 and 1999:

                                              2001         2000         1999
                                              ----         ----         ----
      Options granted in past years         143,588      117,738      103,938
	Options granted this year               8,700       25,850       13,800
	Options exercised in previous years      (304)      -  -         -  -
	Options exercised this year              (180)        (304)      -  -
	Options forfeited in previous years   (12,541)        (200)      -  -
	Options forfeited this year            (5,500)     (12,341)        (200)
                                            -------      -------      -------
	Balance, options outstanding          133,763      130,743      117,538
                                            =======      =======      =======

	Options available for grant            18,753       21,953       35,462
                                            =======      =======      =======

	BORROWINGS AND DEPOSITS BY DIRECTORS AND EXECUTIVE OFFICERS. Certain directors, principal officers and companies with which they are affiliated are customers of and have banking transactions with the Bank in the ordinary course of business. As of December 31, 2001 and 2000, loans outstanding to directors, their related interests and executive officers aggregated $769,921 and $670,760, respectively. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties. In the opinion of management, loans to related parties did not involve more than normal credit risk or present other unfavorable features.

	A summary of the related party loan transactions during the calendar years 2001 and 2000 follows:
                                         Insider Loan Transactions
                                         --------------------------
                                           2001             2000
                                           ----             ----
	Balance, beginning of year         $ 670,760        $ 550,343
	New loans                            151,544          192,634
	Less:  Principal reductions          (52,383)         (72,217)
                                         ---------        ---------
	Balance, end of year               $ 769,921        $ 670,760
                                         =========        =========

	Deposits by directors and their related interests, as of December 31, 2001 and 2000 approximated $2,492,383 and $2,403,390, respectively.

	PAYMENTS TO DIRECTORS. During the calendar year 2000, approximately $312,000 was paid to a company owned by a director for renovation of the Bank's downtown facility. During calendar years 2001, 2000 and 1999, approximately $31,699, $40,700 and $11,300, respectively, was paid to related entities of two directors for products and services purchased by the Bank. Directors' fees for calendar years 2001, 2000 and 1999 amounted to $8,650, $0 and $0, respectively.


NOTE 15 - CONCENTRATIONS OF CREDIT

	The Bank originates primarily commercial, residential, and consumer loans to customers in Bibb County, Georgia, and surrounding counties. The ability of the majority of the Bank's customers to honor their contractual loan obligations is dependent on economic conditions prevailing at the time in Bibb County and the surrounding counties.

	Seventy-six percent of the Bank's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Bank's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Bank's primary market area. The other significant concentrations of credit by type of loan are set forth under Note 5.

	The Bank, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of its capital, or approximately $2,060,000.


NOTE 16 - REGULATORY MATTERS

	Various requirements and restrictions under federal and state laws regulate the operations of the Bank. These laws, among other things, require the maintenance of reserves against deposits, impose certain restrictions on the nature and terms of the loans, restrict investments and other activities, and regulate mergers and the establishment of branches and related operations. The Bank is subject to limitations under federal law in the amount of dividends it may declare. At December 31, 2001, approximately $695,000 of the Bank's retained earnings was available for dividend declaration without prior regulatory approval.

	The banking industry is also affected by the monetary and fiscal policies of regulatory authorities, including the FRB. Through open market securities transactions, variations in the discount rate, the establishment of reserve requirements and the regulation of certain interest rates payable by member banks, the FRB exerts considerable influence over the cost and availability of funds obtained for lending and investing. Changes in interest rates, deposit levels and loan demand are influenced by the changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities. Pursuant to the FRB's reserve requirements, the Bank is required to maintain certain cash reserve balances either at the Bank or at the FRB. Such required reserve balances amounted to $484,000 and $244,000 at December 31, 2001 and 2000, respectively.

	The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

	Qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that the Bank, as of December 31, 2001, meets all capital adequacy requirements to which it is subject.

	As of December 31, 2001, the Bank was considered to be Well Capitalized. There are no conditions or events since December 31, 2001 that management believes have changed the Bank's Well Capitalized category. To be categorized as Adequately Capitalized or Well Capitalized, the Bank must maintain the following capital ratios:

                                         Adequately         Well
                                         Capitalized     Capitalized
                                         -----------     -----------
	Total risk-based capital ratio        8.0%           10.0%
	Tier 1 risk-based capital ratio       4.0%            6.0%
	Tier 1 leverage ratio                 4.0%            5.0%

     The Bank's actual capital amounts and ratios are presented in the following table:

                                              Minimum Regulatory Capital
                                                 Guidelines for Banks
                                             ----------------------------
                                              Adequately        Well
(Dollars in thousands)            Actual      Capitalized    Capitalized
                              -------------  -------------  -------------
                              Amount  Ratio  Amount  Ratio  Amount  Ratio
As of December 31, 2001:
Total capital-risk-based
(to risk-weighted assets):
   Bank                      $ 9,181  10.2%  $7,213 >= 8%  $ 9,016 >= 10%

Tier 1 capital-risk-based
(to risk-weighted assets):
   Bank                      $ 8,054   8.9%  $3,606 >= 4%  $ 5,410 >= 6%

Tier 1 capital-leverage
(to average assets):
   Bank                      $ 8,054   6.7%  $4,800 >= 4%  $ 6,000 >= 5%

                                               Minimum Regulatory Capital
                                                 Guidelines for Banks
                                             ----------------------------
                                              Adequately        Well
(Dollars in thousands)            Actual      Capitalized    Capitalized
                              -------------  -------------  -------------
                              Amount  Ratio  Amount  Ratio  Amount  Ratio
As of December 31, 2000:
Total capital-risk-based
(to risk-weighted assets):
   Bank                      $ 8,399  11.0%  $6,120 >= 8% $ 7,650 >= 10%

Tier 1 capital-risk-based
(to risk-weighted assets):
   Bank                      $ 7,443   9.7%  $3,060 >= 4% $ 4,590 >= 6%

Tier 1 capital-leverage
(to average assets):
   Bank                      $ 7,443   9.3%  $3,192 >= 4% $ 3,990 >= 5%


NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, "Disclosure about Fair Values of Financial Instruments", excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank.

	The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

     CASH AND DUE FROM BANKS AND FEDERAL FUNDS SOLD. The carrying amounts of cash and due from banks and federal funds sold approximate their fair value.

     AVAILABLE-FOR-SALE SECURITIES. Fair values for securities are based on quoted market prices. Fair value for FHLB stock approximates its carrying values based on its redemption provisions.

     LOANS. The fair values of the Bank's loans and lease financing have been estimated using two methods: (1) the carrying amounts of short-term and variable rate loans approximate fair values excluding certain credit card loans which are tied to an index floor; and (2) for all other loans, the discounting of projected future cash flows. When using the discounting method, loans are pooled in homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers at year end. In addition, when computing the estimated fair values for all loans, the allowance for loan losses is subtracted from the calculated fair values for consideration of credit issues.

     ACCRUED INTEREST RECEIVABLE. The carrying amount of accrued interest receivable approximates the fair value.

     DEPOSITS. The carrying amounts of demand deposits and savings deposits approximate their fair values. The methodologies used to estimate the fair values of all other deposits are similar to the two methods used to estimate the fair values of loans. Deposits are pooled in homogeneous groups and the future cash flows of these groups are discounted using current market rates offered for similar products at year end.

     FHLB BORROWINGS. The fair value of FHLB borrowings are estimated by discounting future cash flows using current market rates for similar types of borrowing arrangements.

     ACCRUED INTEREST PAYABLE. The carrying amount of accrued interest payable approximates the fair value.

     OFF-BALANCE SHEET INSTRUMENTS. Fair values of the Bank's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Bank until such commitments are funded. The Bank has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

	The following table presents the carrying amounts and fair values of the specified assets and liabilities held by the Bank at December 31, 2001. The information presented is based on pertinent information available to management as of December 31, 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued since that time, and the current estimated fair value of these financial instruments may have changed since that point in time.

                                              December 31,2001
                                         -------------------------
                                           Carrying    Estimated
                                            Amount     Fair Value
                                           --------    ----------
            Financial assets:
             Cash and due from banks   $   4,801,347  $   4,801,347
             Federal funds sold            2,861,000      2,861,000
             Securities
               available-for-sale         22,470,156     22,470,156
             Loans, net                   84,659,925     84,906,311
             Accrued interest
               receivable                    808,435        808,435

            Financial liabilities:
             Deposits                  $ 100,186,817  $ 100,204,514
             FHLB borrowings              10,000,000     10,143,000
             Accrued interest payable        925,298        925,298


NOTE 18 - DIVIDENDS

	The sole source of funds available to pay cash dividends is from the Bank's earnings. Bank regulatory authorities impose restrictions on the amounts of cash dividends that may be declared by the Bank. Further restrictions could result from a review by regulatory authorities of the Bank's capital adequacy. At December 31, 2001 and 2000, the amounts in the Bank's retained earnings that were available for dividend payments were $695,000 and $0, respectively. No cash dividends were paid during calendar years 2001 and 2000.


NOTE 19 - SUBSEQUENT EVENTS

	Effective January 1, 2002, the Bank was acquired by Rivoli BanCorp, Inc., Macon, Georgia, (the "Company"), a newly formed one-bank holding company. The acquisition was effected through the exchange of shares on the basis of one-for-one.